Exhibit 99.1
Avid Technology to Hold Virtual Annual Meeting of Stockholders
BURLINGTON, Mass., April 17, 2020 (GLOBE NEWSWIRE) -- Avid (NASDAQ: AVID) today announced that it will host its 2020 Annual Meeting of Stockholders in a virtual format only due to the public health impact of the COVID-19 pandemic and to prioritize the health and well-being of meeting participants.
The 2020 Annual Meeting of Stockholders will be held in a virtual format only at 8:30 a.m. Eastern Time on April 30, 2020. Stockholders will not be able to attend the 2020 Annual Meeting in person.
Stockholders at the close of business on the record date, March 3, 2020, are entitled to participate in the 2020 Annual Meeting. Stockholders can attend the meeting at www.virtualshareholdermeeting.com/AVID2020. To be admitted to the 2020 Annual Meeting, stockholders must enter the 16-digit voting control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials or email previously received.
Whether or not stockholders plan to participate in the virtual-only 2020 Annual Meeting, Avid urges all stockholders to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting.
About Avid
Avid delivers an open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, Avid FastServe®, Maestro™, and PlayMaker™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.
© 2020 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, Avid FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, NewsCutter, PlayMaker, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.
Investor Contact:                PR Contact:
Whit Rappole                    Jim Sheehan
Avid                        Avid
IR@avid.com                    jim.sheehan@avid.com
(978) 275-2032                     (978) 640-3152